SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                     Securities and Exchange Act of 1943



      Date of Report (date of earliest event reported) DECEMBER 3, 1998



                         FRANKLIN SELECT REALTY TRUST
            (Exact Name of Registrant as Specified in its Charter)



        CALIFORNIA                  1-12709                  94-0395938
      State or other         Commission File Number         IRS Employer
     jurisdiction of                                    Identification Number
      incorporation



               2000 ALAMEDA DE LAS PULGAS, SAN MATEO, CA 94404
             (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: 650/312 3000



ITEM 5.  OTHER EVENTS.

      On December 3, 1998, Tanon Manufacturing, Inc. ("TMI"), the sole tenant of a building (the "Property") located in Fremont, California owned by F.S.R.T., L.P. ("FSRT"), a limited partnership in which Franklin Select Realty Trust (the "Company") is the general partner and owner of a majority interest, filed a bankruptcy petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern
District of California. TMI and FSRT are parties to a lease dated as of February 12, 1993 (the "Lease") pursuant to which TMI leases the Property. Based on the Company's financial statements for the fiscal quarter ended September 30, 1998, the Company's share of the rent from TMI pursuant to the Lease represented approximately seven percent (7%) of the Company's gross revenues, approximately fifteen percent (15%) of funds from operations and approximately twenty-six percent (26%) of net income during the first nine months of 1998. TMI has not paid rent due on November 1, 1998 and December 1, 1998. Total rent due for each of these months is approximately $100,000, including operating expense reimbursements.

      The current term of the Lease expires on April 30, 2003 and there is one five-year renewal option. The current base rental rate for the Property pursuant to the Lease is approximately $8.16 per square foot per year on a net lease basis. The Company estimates that the market base rental rate for the Property may be between $12 and $14.40 per square foot per year on a net lease basis.

      Under applicable bankruptcy law, if the Lease were considered to be in effect at the time the bankruptcy petition was filed, the Lease may be treated as an executory contract. If it were treated as an executory contract, TMI would have the option to assume or reject it. TMI has not yet formally indicated its intention with respect to the Lease. If TMI assumes the Lease, it would be required to cure all defaults, including paying unpaid rent. If TMI rejects the Lease, the Company would have a claim against TMI for damages, including unpaid rent then due. If TMI rejects the Lease, the Company intends to pursue all available remedies and to re-lease the Tanon Building. If the Company re-leases the Tanon Building, it is likely to incur costs for tenant improvements, leasing commissions and other costs and expenses, which it would seek to recover from TMI.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned heretofore duly authorized.


Dated:  December 14, 1998                       FRANKLIN SELECT REALTY TRUST


                                          By:   /S/  DAVID P. GOSS
                                                David P. Goss
                                                President